Exhibit 10.1

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$1,215,700.00	4/20/2020	4/20/2022	4683937107	025 / 001	S004409	SSH
Reference in the boxes are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	SD SOYBEAN PROCESSORS LLC	Lender:	First Bank & Trust
	100 CASPIAN AVE		Brookings
	VOLGA, SD 57071-0500		520 8th St
PO Box 5057
Brookings, SD 57006

Principal Amount: $1,215,700.00			Date of Note: April 20, 2020
PROMISE TO PAY. SD SOYBEAN PROCESSORS LLC ("Borrower") promises to pay to First Bank & Trust ("Lender"),or order, in lawful money of the United States of America, the principal amount of One Million Two Hundred Fifteen Thousand Seven Hundred & 00/100 Dollars ($1,215,700.00), together with Interest on the unpaid principal balance from April 20, 2020, calculated as described in the "INTEREST CALCULATION METHOD" paragraph using an Interest rate of 1.000% per annum based on a year of 360 days,until paid in full. The Interest rate may change under the terms and conditions of the "INTEREST AFTER DEFAULT" section.
PAYMENT. Borrower will pay this loan in 17 payments of $68,428.16 each payment and an irregular last payment estimated at $68,428.20. Borrower's first payment Is due November 20, 2020, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on April 20, 2022, and will be for all principal and all accrued interest not yet paid. Payments Include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid Interest; then to principal; then to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security Instrument or security agreement securing this Note; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate In writing.
INTEREST CALCULATION METHOD. Interest on this Note Is computed on a 365/360 basis; that Is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance Is outstanding. All interest payable under this Note Is computed using this method.
PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked paid in full". "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, Including any check or other payment instrument that Indicates that the payment constitutes "payment In full" of the amount owed or that Is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be malled or delivered to: First Bank & Trust, Attn:Loan Operations, PO Box 5057, Brookings, SD 57006.
INTEREST AFTER DEFAULT. Upon default.including failure to pay upon final maturity, the total sum due under this Note will continue to accrue interest at the Interest rate under this Note.
DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note: Payment Default. Borrower falls to make any payment when due under this Note.
Other Defaults. Borrower fails to comply with or to perform any other term, obligation.covenant or condition contained In this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained In any other agreement between Lender and Borrower.
False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading In any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.
Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue Is made), any member withdraws from Borrower, or any other termination of Borrower's existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.
Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help. repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which Is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond

Exhibit 10.1

for the dispute.
Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the Indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the Indebtedness evidenced by this Note.
Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.
Insecurity. Lender In good faith believes Itself insecure.
Cure Provisions. If any default, other than a default in payment, Is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, It may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within ten (10) days; or (2) if the cure requires more than ten (10) days, immediately initiates steps which Lender deems In Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.
LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due,and then Borrower will pay that amount.
ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit,including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.
GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of South Dakota without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of South Dakota.
CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Brookings County, State of South Dakota.
RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking,savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However , this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender,to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.
COLLATERAL. This loan is unsecured.
SBA NOTICES. When SBA is the holder, this Note will be interpreted and enforced under Federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any Federal immunity from state or local control, penalty,tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA,or preempt Federal law.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns,and shall inure to the benefit of Lender and its successors and assigns.
GENERAL PROVISIONS. If any part of th s Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note.and unless otherwise expressly staled in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fall to realize upon or perfect Lender's security interest in the collateral;and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.
PRIOR TO SIGNING THIS NOTE,BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER:

SD SOYBEAN PROCESSORS LLC
By:	/s/ Thomas Kersting	April 20, 2020	By:	/s/ Mark Hyde	April 20, 2020
	THOMAS KERSTING, CEO of SD SOYBEAN PROCESSORS LLC			MARK E HYDE, CFO of SD SOYBEAN PROCESSORS LLC

LENDER:

FIRST BANK & TRUST
X	/s/ Steven Hogie	April 19, 2020
Steven Hogie, Vice President

Exhibit 10.1